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                                     EXHIBIT 99.3
                                   ESCROW AGREEMENT


     THIS AGREEMENT ("Agreement") made this ____ day of _______________, 1998, is by and between TUMBLEWEED, INC., a Delaware corporation (the "Issuer"), and NATIONAL CITY BANK OF KENTUCKY (the "Escrow Agent").

                                 W I T N E S S E T H

     WHEREAS, the Issuer has prepared a Registration Statement on Form S-1 (the "Registration Statement") in connection with the proposed direct public offering (the "Offering") of its securities (the "Securities") to investors on the terms described in the attached Information Sheet; and

     WHEREAS, the Issuer proposes to establish an escrow account (the "Escrow Account") to which subscription monies which are received by the Escrow Agent from subscribers in the Offering ("Subscribers") are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. INFORMATION SHEET. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the Information Sheet.

     2.   ESTABLISHMENT OF THE BANK ACCOUNT.

          2.1 The Escrow Agent shall establish a bank account (the "Bank Account") for the purpose of (a) depositing all subscription monies (checks, cash or wire transfers) which are received by the Escrow Agent from Subscribers (directly, or indirectly from broker/dealers) who have submitted Valid Subscriptions (as defined in Section 3.1), (b) holding subscription monies which are collected through the banking system, and (c) for disbursing collected funds, all as described herein. All broker/dealers must transmit subscription monies directly to the Escrow Agent by noon of the next business day after receipt.



          2.2 The Escrow Agent shall invest all subscription monies deposited in the Bank Account in the Investment Fund, which shall be invested only in investments permitted for the subscription monies under Rule 15c2-4 promulgated by the Securities and Exchange Commission. Individual records of the amount deposited by each Subscriber and interest earned thereon shall be maintained by the Escrow Agent.

          2.3 The offering period ("Offering Period") shall consist of the period of time set forth on the Information Sheet. The Offering Period shall be extended by an additional period of time (the "Extension Period") only if the Escrow Agent shall have received written notice thereof at least two (2) business days prior to the expiration of the Offering Period. The Extension Period shall be deemed to commence on the next calendar day following the expiration of the Offering Period and shall end on the date set forth on the Information Sheet. The last day of the Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as hereinabove provided), is referred to herein as the "Termination Date." Except as provided in Section


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4.3 hereof, after the Termination Date, the Escrow Agent shall not accept any additional amounts from Subscribers.

     3.   DEPOSITS TO THE BANK ACCOUNT.

          3.1 Promptly after receiving subscription monies in the form of check, cash or wire transfer ("Subscription Funds") from any Subscriber who has submitted a subscription (a "Subscription"), the Escrow Agent shall determine whether the Subscription is a Valid Subscription. The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by a Valid Subscription. Wire transfers and cash representing Subscription Funds shall not be deemed deposited in the Escrow Account until the Escrow Agent has received Valid Subscriptions with respect to such payments. A Subscription shall be deemed a "Valid Subscription" only if:

               (a) the Subscription Funds are accompanied by a Subscription Agreement in the form of Exhibit B hereto which contains

                    (i)    the name, address and social security (or taxpayer
ID) number of the Subscriber,

                    (ii)   the number of the Shares subscribed for by the
                       Subscriber,

                    (iii) the aggregate dollar amount of such Subscription (which shall be $10.00 multiplied by the number of Shares subscribed for by the Subscriber (the "Subscription Amount")), and

                    (iv)   the Subscriber's signature,

               (b) the Subscription Funds accompanying such Subscription are in the exact amount of the Subscription Amount, and


          (c) the state listed in the Subscription Agreement as part of the Subscriber's address shall be one of the states listed on Exhibit C hereto (which list may be modified from time to time by the Issuer through notice to the Escrow Agent), and


          (d) if the Subscription Funds are represented by a check, the check is payable to "National City Bank of Kentucky, Escrow Agent for Tumbleweed, Inc."

     If the Escrow Agent is unable to determine whether the Subscription is a Valid Subscription, the Escrow Agent shall forward the Subscription Agreement to the Issuer who shall make such determination, which determination by the Issuer shall be conclusive for purposes of this Agreement. If the Subscription for any Subscriber is not a Valid Subscription, the Escrow Agent shall deliver the Subscription Agreement to the Issuer. If the Escrow Agent has not received a Valid Subscription for such Subscriber within 15 days of such delivery (or such sooner date that is specified by the Issuer),


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then the Escrow Agent shall return to such Subscriber all Subscription Funds
(or if the Subscription Funds are represented by a check, such check) received from such Subscriber.

          3.2 With respect to each Valid Subscription, the Escrow Agent shall deposit the related Subscription Funds into the Bank Account. Amounts of monies so deposited are hereinafter referred to as "Escrow Amounts." The Escrow Agent shall process all Escrow Amounts for collection through the banking system. Promptly following the deposit of Subscription Funds in the Bank Account, the Escrow Agent shall forward the original Subscription Agreement relating thereto to the Issuer and retain a copy thereof.

          3.3 The Escrow Agent shall not be required to accept in the Escrow Account any Subscription Funds, whether by check, cash or wire, except during the Escrow Agent's regular business hours.


          3.4 Those Escrow Amounts received from Subscribers who have submitted Valid Subscriptions ("Escrow Subscribers") which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent are herein referred to as the "Fund."


     4.   DISBURSEMENT FROM THE BANK ACCOUNT.

          4.1  If so instructed by the Issuer, at any time, or subject to
Section 4.3 below, if by the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Fund is less than the Minimum Dollar Amount, then the Escrow Agent shall promptly refund to each Escrow Subscriber the amount of payment received from such Escrow Subscriber or which thereafter clears the banking system, plus interest earned and paid from investment of such payment in the Investment Fund, by drawing checks on the Bank Account for the amounts of such payments and transmitting them to the Escrow Subscribers. In such event, the Escrow Agent shall promptly notify the Issuer in writing of these payments.



          4.2 Subject to Section 4.3 below, if at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Fund is at least equal to the Minimum Dollar Amount, the Escrow Agent shall promptly notify the Issuer of such fact in writing. The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by the Issuer as to the disbursement of the Fund, promptly after it receives such instructions. Thereafter the Escrow Agent shall disburse such additional amounts as may be deposited from time to time in the Fund, by drawing checks on the Bank Account in accordance with instructions in writing signed by the Issuer as to the disbursement of additional amounts deposited in the Fund, promptly after it receives such instructions. Such instructions of the Issuer may include from time to time directions to the Escrow Agent to refund to a particular Escrow Subscriber the amount of payment received from such Escrow Subscriber or which thereafter clears the banking system, plus interest accumulated from investment of such payment in the Investment Fund, by drawing checks on the Bank Account for the amounts of such payments and transmitting them to the Escrow Subscribers.



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          4.3  If the Escrow Agent has on hand at the close of business on the Termination Date any uncollected amounts which when added to the Fund would raise the amount in the Fund to the Minimum Dollar Amount, a collection period ("Collection Period") consisting of the number of business days set forth on the Information Sheet shall be utilized to allow such uncollected amounts to clear the banking system. During the Collection Period, the Escrow Agent shall not accept any additional Subscription Funds. If at the close of business on the last day of the Collection Period an amount sufficient to raise the amount in the Fund to the Minimum Dollar Amount shall not have cleared the banking system, the Escrow Agent shall promptly notify the Issuer in writing of such fact and shall promptly return all amounts then in the Fund, and any amounts which thereafter clear the banking system, to the Escrow Subscriber as provided in Section 4.1 hereof.

          4.4  Upon disbursement of the Fund pursuant to the terms of this
Article 4, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

     5. RIGHTS, DUTIES AND RESPONSIBILITIES OF ESCROW AGENT. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

          5.1 The Escrow Agent shall notify the Issuer, when requested, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

          5.2 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Issuer any check received which is dishonored, together with the Subscription Agreement which accompanied such check.

          5.3 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.


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          5.4  The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

          5.5 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

     6. AMENDMENT; RESIGNATION. This Agreement may be altered or amended only with the written consent of the Issuer and the Escrow Agent. The Escrow Agent may resign for any reason three (3) business days after giving written notice to the Issuer. Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit, make any disbursement or otherwise dispose of the Escrow Amounts or the Fund, but its only duty shall be to hold the Escrow Amounts until they clear the banking system and the Fund for a period of not more than five (5) business days following the effective date of such resignation, at which time (a) if a successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Issuer and such successor escrow agent, then the resigning Escrow Agent shall pay over to the successor escrow agent the Fund, less any portion thereof previously paid out in accordance with this Agreement; or (b) if the resigning Escrow Agent shall not have received written notice signed by the Issuer and a successor escrow agent, then the resigning Escrow Agent shall promptly refund the amount in the Fund to the Issuer, without interest thereon or deduction therefrom; whereupon, in either case, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

     7. REPRESENTATIONS AND WARRANTIES. The Issuer hereby represents and warrants to the Escrow Agent that:

          7.1 No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

          7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

          7.3 The Subscription Agreement submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty


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that such deposit represents a bona fide payment by the Subscriber described therein for the amount of Securities set forth in such Subscription
Information.

          7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

     8. FEES AND EXPENSES. The Escrow Agent shall be entitled to the escrow agent fees ("Escrow Agent Fees") set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees. Upon receipt of the Minimum Dollar Amount, the Escrow Agent shall have a lien upon the Fund to the extent of its fees for services as Escrow Agent.

     9.   INDEMNIFICATION AND CONTRIBUTION.

          9.1 The Issuer agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the "Indemnitees") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.


          9.2 If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Issuer shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.


          9.3 The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

     10. GOVERNING LAW AND ASSIGNMENT. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.


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     11.  NOTICES.  All notices required to be given in connection with this
Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office, and addressed, if to the Issuer, at its address set forth on the Information Sheet, and if to the Escrow Agent, to the attention of Stephanie Haysley, National City Bank of Kentucky, P.O. Box 36010, Louisville, KY. 40233.

     12. SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.


     13. EXECUTION IN SEVERAL COUNTERPARTS. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.



     14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                   NATIONAL CITY BANK OF KENTUCKY


                                   By:   __________________________________
                                   Name: __________________________________
                                   Its:  __________________________________


                                   TUMBLEWEED, INC.


                                   By:   __________________________________
                                   Name: __________________________________
                                   Its:  __________________________________


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                          ESCROW AGREEMENT INFORMATION SHEET

1.   THE ISSUER
     Name:    TUMBLEWEED, INC.
     Address: 1900 Mellwood Avenue, Louisville, Kentucky 40206
     State of incorporation or organization: Delaware

2.   THE SHARES
     Description of the Securities to be offered: Common Stock
     Par value, if any:    $.01
     Offering price per share:    $10.00

3.   MINIMUM AMOUNTS REQUIRED FOR DISBURSEMENT OF THE ESCROW ACCOUNT
     Aggregate dollar amount which must be collected before the Escrow Account may be disbursed to the Issuer, exclusive of any interest earned
          thereon after deposit ("Minimum Dollar Amount"):   $7,000,000.00

4.   PLAN OF DISTRIBUTION OF THE SECURITIES
     Offering Period:
     End of Extension Period:
     Collection Period:  7  business days

5.   TITLE OF ESCROW ACCOUNT:    National City Bank of Kentucky, Escrow Agent
     for Tumbleweed, Inc.


6. INVESTMENT: Short-term U.S. Government securities or money market account.



7.   ESCROW AGENT FEES
     Amount due upon completion of the Escrow Account:  $1,500.00
     Fee for each Subscription: $20.00
     For each check received by Escrow Agent and returned as uncollected (e.g., insufficient funds or stop payment): $10.00
     For each check issued to Subscribers pursuant to Section 3.1, Section 4.1 or Section 4.2: $10.00


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